Exhibit 3-16

NEW YORK STATE ELECTRIC & GAS CORPORATION

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF
NEW YORK STATE ELECTRIC & GAS CORPORATION

Under Section 805 of the
Business Corporation Law

     The undersigned, being the President and Chief Operating Officer of New York State

Electric & Gas Corporation, a New York corporation, hereby certifies:

     FIRST.     The name of the corporation is New York State Electric & Gas Corporation. The name under which the corporation was originally formed was the Ithaca Gas Light Company.

     SECOND.  The date of filing of the Certificate of Incorporation in the office of the Secretary of State of the State of New York was the 28th day of October, 1852.

     THIRD.     The Certificate of Incorporation is amended to effect the following amendment authorized by the Business Corporation Law of the State of New York, namely: Article 10 is amended to decrease the minimum number of directors to three.

     FOURTH.   Article 10 of the Certificate of Incorporation of the corporation, relating to the number of directors of the corporation, is amended to read in its entirety as follows:

               10. The number of directors shall not be less than three nor more than fifteen.

     FIFTH.      The foregoing amendment to the Certificate of Incorporation was authorized by the Board of Directors of the corporation at a meeting of the Board of Directors held on August 29, 2000, followed by the written consent dated August 29, 2000 of the holder of all of the outstanding shares of the common stock of the corporation entitled to vote thereon.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this

29th day of August, 2000.

NEW YORK STATE ELECTRIC & GAS CORPORATION
/s/ Michael I. German Michael I. German President and Chief Operating Officer